Exhibit 99.2

News Release

CONTACT:	PadillaCRT Shawn Brumbaugh 612-455-1754 shawn.brumbaugh@padillacrt.com

ARCTIC CAT DECLARES QUARTERLY DIVIDEND

MINNEAPOLIS, January 28, 2015 — Arctic Cat Inc. (NASDAQ: ACAT) announced today that its board of directors declared a quarterly cash dividend to shareholders of $0.125 per share of common stock. The dividend is payable on or about March 13, 2015, to shareholders of record as of the close of business on February 27, 2015. Arctic Cat currently has approximately 12.9 million common shares outstanding.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

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